Exhibit 99.1
Commercial Metals Company Announces Promotion of Alvarado
to President and Chief Executive Officer Effective September 1, 2011
     Irving, TX — May 23, 2011 — The Board of Directors of Commercial Metals Company (NYSE: CMC) (the “Company”) headquartered in Irving, Texas, announced today that effective September 1, 2011, Joe Alvarado will assume the role of President and Chief Executive Officer. Alvarado has been the Company’s Chief Operating Officer since April 2010 and was recently promoted to the position of President on April 6, 2011. Murray R. McClean will continue to serve the Company as Chief Executive Officer through August 31, 2011 and will continue to serve as Executive Chairman of the Board through August 31, 2012.
     Anthony A. Massaro, the Company’s Lead Director, stated, “The promotion of Joe Alvarado is part of the Company’s long-term succession plan, and we have every confidence in Joe as he takes on additional roles and responsibilities as President and CEO. Joe has held many leadership roles in the steel industry since 1976, and has provided excellent leadership during his tenure as our President and Chief Operating Officer. Murray McClean has done an outstanding job as Chairman and CEO of Commercial Metals during a very difficult world-wide recessionary period. The Board appreciates his contributions, not only to the management of the Company during his role as CEO, but to the integration and assistance he gave Joe during the past year.”
     In congratulating Alvarado, Murray R. McClean, the Company’s Chairman, said, “I am proud to transition the role of Chief Executive Officer of the Company to Joe. He has brought about many positive changes since joining CMC. Joe has earned the full confidence of the Board and management. His proven leadership capabilities will be further enhanced on assuming a larger role. He has all the attributes needed to successfully lead the Company into the future.”
     Alvarado is the former President of U.S. Tubular Products, Inc. (a division of U.S. Steel) and was the President of Lone Star Technologies prior to its acquisition by U.S. Steel. Alvarado has held executive level roles in operations, sales and marketing, and finance with Ispat North America (now Arcelor Mittal), Birmingham Steel and Inland Steel. Alvarado holds a master’s degree in business administration from Cornell University (the Johnson School) in Ithaca, New York (1976) and a bachelor’s degree from the University of Notre Dame (1974).
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354